Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of Progress Software Corporation (Form S-8 Nos. 33-50654, 33-96320, 333-41403, 333-80571, 333-98035, 333-101239, 333-122962, 333-146233 and 333-150555 and Form S-3 No. 333-133724) of our report dated March 14, 2019, except for Note 13, as to which the date is July 16, 2019, with respect to the consolidated financial statements of Ipswitch, Inc. and Subsidiaries, as of and for the year ended December 31, 2018, included in this Current Report on Form 8-K/A (File No. 0-19417).

/s/ Moody, Famiglietti & Andronico, LLP
Tewksbury, Massachusetts
July 16, 2019